Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Elite Express Holding Inc. and its subsidiaries (the ”Company”), on Form S-3, of our report dated February 20, 2025, except for Notes 4, 7, 12 and 14 as to which the date is April 3, 2025, and Notes 8 and 9 as to which the date is May 5, 2025 relating to our audits of the consolidated balance sheet of the Company as of November 30, 2024 (Successor Company) and balance sheet of Jar Transportation Inc. as of November 30, 2023 (Predecessor Company), the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the period from October 26, 2024 to November 30, 2024 (Successor Company), for the period from December 1, 2023 to October 25, 2024 (Predecessor Company), and for the year ended November 30, 2023 (Predecessor Company), appearing in the Prospectus and included as part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which forms a part of this Registration Statement.

/s/ Golden Eagle CPAs LLC

Bedminster, New Jersey

August 28, 2026